                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                                 (Rule 13d-102)

           INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO
             RULES 13d-1(b)(c), AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)

                              (Amendment No.    )(1)

                           GREAT LAKES AVIATION, LTD..
     ----------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
     ----------------------------------------------------------------------
                         (Title or Class of Securities)

                                   39054K 108
     ----------------------------------------------------------------------
                                 (CUSIP Number)

                                  May 24, 1998
     ----------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

           / /  Rule 13d-1(b)
           /X/  Rule 13d-1(c)
           / /  Rule 13d-1(d)

     (1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section-18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                       2
CUSIP No. 39054K 108

-------------------------------------------------------------------------------
 1        NAMES OF REPORTING PERSONS
          S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

          Raytheon Aircraft Credit Corporation
          48-0619846
-------------------------------------------------------------------------------
 2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

          (See Instructions)
                                                              (a) / /
           N/A                                                (b) / /
-------------------------------------------------------------------------------
 3        SEC USE ONLY

-------------------------------------------------------------------------------
 4        CITIZENSHIP OF PLACE OR ORGANIZATION

          Delaware

-------------------------------------------------------------------------------
-------------------------------- ---------- -----------------------------------
                                  5         SOLE VOTING POWER

   NUMBER OF                                1,000,000 (2)
                                 ---------- -----------------------------------
    SHARES                       ---------- -----------------------------------
                                  6         SHARED VOTING POWER
  BENEFICIALLY

   OWNED BY                                 None
                                 ---------- -----------------------------------
   EACH                          ---------- -----------------------------------
                                  7         SOLE DISPOSITIVE POWER
   REPORTING
                                    1,000,000
   PERSON                        ---------- -----------------------------------
                                 ---------- -----------------------------------
     WITH                         8         SHARED DISPOSITIVE POWER

                                            None
-------------------------------------------------------------------------------
 9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          1,000,000
-------------------------------------------------------------------------------

     (2) The shares listed in this Form 13G are not currently owned by the Reporting Person, and consequently the Reporting Person has no current right to vote said shares. The Reporting Person holds a warrant to purchase 1,000,000 shares of the Issuing Company which is currently exercisable. Pursuant to Rule 13d-3(d)(1)(a)(A), the Reporting Person is deemed to be the beneficial owner of these shares.

                                       3
CUSIP No. 39054K 108

-------------------------------------------------------------------------------
10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
          (See Instructions)                                           / /

          N/A
-------------------------------------------------------------------------------
11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          10.4%
-------------------------------------------------------------------------------
12        TYPE OF REPORTING PERSON (See Instructions)

          CO

-------------------------------------------------------------------------------

ITEM 1(a).        Name of Issuer:

                  Great Lakes Aviation, Ltd.

ITEM 1(b).        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                  The principal executive office of the Company is located at 1965 330th Street, Spencer, Iowa 51301

ITEM 2(a).        Name of PERSON FILING:

                  Raytheon Aircraft Credit Corporation

ITEM 2(b).        ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

                  10511 E. Central, Wichita, KS  67206

ITEM 2(c).        CITIZENSHIP:

                  Not applicable.

ITEM 2(d).        TITLE OF CLASS OF SECURITIES:

                  Common Stock

ITEM 2(e).        CUSIP Number:

                  39054K 108

                                       4
CUSIP Number: 39054K 108

ITEM 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:

(a) / /  Broker or dealer registered under Section 15 of the Act.
(b) / /  Bank as defined in Section 3(a)(6) of the Act.
(c) / /  Insurance company as defined in Section 3(a)(19) of the Act.
(d) / /  Investment company registered under Section 8 of the
          Investment Company Act.
(e) / /  Investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E).
(f) / / Employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F).
(g) / /  Parent holding company, in accordance with Rule 13d-1(b) (1)(ii)(G).
(h) / / Savings association as defined in Section 3(b) of the Federal Deposit Insurance Act.
(i) / / Church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act.
(j) / /  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

If this statement is filed pursuant to Rule 13d-1(c), check this box. /X/

ITEM 4.  OWNERSHIP:

     (a) Amount beneficially owned:  1,000,000 shares. (3)

     (b) Percent of class: 10.4% if the warrant referred to below is exercised.

     (c) Raytheon Aircraft Credit Corporation has (i) sole power to vote or direct the vote of 1,000,000 shares and (ii) sole power to dispose or to direct the disposition of 1,000,000 shares of Common Stock.(4)

ITEM 5.  Ownership of Five Percent or Less of a Class:

                  Not applicable.

ITEM 6.  Ownership of More than Five Percent on Behalf of

                  Another Person:

                  Not applicable.
---------------
(3) and (4): The shares listed in this Form 13G are not currently owned by the Reporting Person, and consequently the Reporting Person has no current right to vote said shares. The Reporting Person holds a warrant to purchase 1,000,000 shares of the Issuing Company which is currently exercisable. Pursuant to Rule 13d-3(d)(1)(a)(A), the Reporting Person is deemed to be the beneficial owner of these shares.

                                       5
CUSIP Number: 39054K 108

ITEM 7. Identification and Classification of the Subsidiary which acquired the Security Being Reported on by the Parent

                  Holding Company:

                  Not applicable.

ITEM 8.  Identification and Classification of Members of the Group:

                  Not applicable.

ITEM 9.  Notice of Dissolution of Group:

                  Not applicable.

ITEM 10. Certification:

     By signing below, the undersigned certifies that, to the best of its knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                                    SIGNATURE

           After reasonable inquiry and to the best of the knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this statement is true, complete and correct.

                                                         June 4, 1999
                                                             (Date)

                                          RAYTHEON AIRCRAFT CREDIT CORPORATION

                                          By: /s/  Daniel K. Smartt
                                          Name:    Daniel K. Smartt
                                          Title:   President